CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement Information on Form N-1A of our report dated November 26, 2007, relating the financial statements and financial highlights appearing in the September 30, 2007 Annual Report to Shareholders of each of the funds comprising The Select Sector SPDR Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “General Information” and “Financial Highlights” and “Counsel and Registered Independent Public Accountants” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
January 25, 2008